Exhibit 10.7 Total Rewards 2025 Over Performance Plan Approved by Compensation Committee February 25, 2025 2025 OVER PERFORMANCE PLAN (“OPP”) United States (“U.S.”) Employees Effective January 1 – December 31, 2025 PURPOSE The Over Performance Plan (the “Plan” or “OPP”) is an incremental incentive plan designed to reward U.S. Senior Leaders within eligible Director level roles and above for over achievement of pre-established corporate performance measure(s) that are assigned a specific weight according to the Company’s budgeted goals and objectives for the Plan year. This Plan, for eligible positions, covers the period from January 1, through December 31 of the Plan year. This Plan supersedes any prior incremental incentive plan versions and cancels any document that provides information contrary to the information contained in this Plan version. The Company may terminate the Plan, amend or modify the Plan in any respect, at any time, and without notice. In addition, incentive awards are not “earned” until the events described in the Administration section occur. ELIGIBILITY Regular full-time and part-time non-sales, non-bargained and non-commissioned employees who are in an eligible Director level and above role who are eligible under the current Short Term Incentive Plan (“STIP”), who are employed during the Plan year, and who commence employment with the Company on or before September 30 of the Plan year are potentially eligible to participate in the Plan. To be eligible to earn and receive payment of an incentive award, the participant must be: 1. Classified as a permanent U.S. employee and currently participating under the STIP. 2. Employed with the Company during some portion of the period for which the award is being measured and begins work for the Company on or before September 30 of the Plan year. 3. Actively working in an eligible Director level or above role through the payment date, or on Company-approved or job-protected leave for any periods not worked where the Company has a reasonable expectation the employee will return to their position in the near future and is active on the date the incentive award is “earned,” as defined in the Administration section. An individual is “actively working” if they are actually working and carrying out their duties at the Company, or they are on PTO or a paid Company holiday. Incentive awards are not “earned” until the events described in the Administration section occur. The following individuals are not eligible for a payment under OPP: 1. Employees who voluntarily terminate their employment or are involuntarily terminated for any reason are not eligible for the OPP payment. In addition, payment to employees who are under investigation for misconduct on the normal payout date may be delayed. If it is determined that misconduct occurred and termination occurs, the award is forfeited in accordance with applicable state law. 2. Contractors and interns. 3. Non-U.S. employees. 4. Employees who are not in an eligible Director Job Level or above role. 5. Employees who are participating in any other Incentive Plan Type, including “Sales Incentive”, “Performance Incentive” or “Government Incentive” plans within the Company. 6. Employees who are not current participants under the current STIP.

Exhibit 10.7 Total Rewards 2025 Over Performance Plan Approved by Compensation Committee February 25, 2025 OPP DESIGN PLAN COVERAGE PERIOD Awards under the Plan will be based upon the achievement of pre-established annual Corporate performance measure(s) and the employee’s eligible annual base salary on December 31 of the Plan year will be used when proration(s) are not required. OPP PERFORMANCE METRICS AND GOALS The amount of any OPP payment will be based on the eligible employee’s target OPP opportunity and exceeding the approved budgeted corporate performances metrics. Target opportunities, corporate performance metrics, weighting, and the pre-established performance goals, as determined by the Compensation Committee in its sole discretion, may be changed at any time. The Compensation Committee, upon consultation with the Chief Executive Officer, determine the funding level that will be available for awarding incentives. If it is determined that OPP awards will be granted, the Compensation Committee retains the sole discretion to set award levels and to adjust award levels and subsequent employee distributions. INDIVIDUAL TARGET OPPORTUNITY Eligible employees have an OPP target percentage opportunity equivalent to their STIP target, assigned based on the position’s Job Level during the Plan year. OPP awards may be prorated to capture changes in Job Level Targets or for leave of absences. The eligible employee’s annual base salary on December 31 of the Plan year will be used when proration(s) are not required. The annual OPP targets by Job Level are as follows and mirrors eligible employees STIP target: Table 1: JOB LEVEL OPP TARGET % Chief Executive Officer “CEO” 100% Executive Vice President “EVP” 60% - 70% Senior Vice President “SVP” (fka Vice President “VP”) 40% Vice President “VP” (fka Assistant Vice President “AVP”) 30% Executive Director “EXDIR”, Senior Director “SRDIR” 25% Additionally, the participant’s total incentive payout (STI award + OPP award) may not exceed 2x the participant’s STI award at target. As an example, using a Senior Director with a base salary of $100,000: • STI target = 25% • STI target value = $25,000 ($100,000 x 25%) • 2x STI target = $50,000 ($25,000 x 2) • Assuming STI performance at 125%, payout = $31,250 ($25,000 x 125% performance) • Assuming OPP performance at 105% payout = $26,250 ($25,000 x 105% performance) • STI award of $31,250 + OPP award of $26,250 = $57,500 • Total combined incentive payment capped at $50,000

Exhibit 10.7 Total Rewards 2025 Over Performance Plan Approved by Compensation Committee February 25, 2025 CORPORATE PERFORMANCE METRICS AND WEIGHTS The Corporate performance metrics are Earnings Before Interest, Taxes, Depreciations, and Amortization (“EBITDA”), Free Cash Flow (“FCF”) and SaaS Revenue. The planned performance metrics will only reach threshold and begin to payout after the STIP metric achieves maximum performance. No incentive payment will be earned for performance below the minimum thresholds. The eligible employee’s individual performance rating does not impact or carry any weight in the OPP payment. Table 2: Metric Weight Threshold Maximum EBITDA 25% $167.50 MM See Funding Table 3 Free Cash Flow 35% $36.00 MM See Funding Table 3 SaaS Revenue 40% $470.50 MM See Funding Table 3 Self-funding Plan pays with funds in excess of $167.50MM in EBITDA weighted at 25%, $36.00MM in FCF weighted at 35% and $470.50MM SaaS Revenue weighted at 40%. The table below illustrates the minimum threshold and incremental achievement levels of EBITDA, FCF and SaaS Revenue performance for the Plan year and the corresponding payout levels for OPP. Incentive awards are interpolated between achievement levels.

Exhibit 10.7 Total Rewards 2025 Over Performance Plan Approved by Compensation Committee February 25, 2025 Table 3: Additionally, the OPP excludes any impacts from acquisitions. EBITDA is defined as Adjusted EBIDTA as disclosed in the 10K statements and Management reports. PRORATION OF INCENTIVE If an employee meets Plan eligibility requirements, the OPP award will be prorated (in days) for any period(s) the employee was not eligible. For example, the OPP award will be prorated in an amount equivalent to the amount of time the employee was/on: 1. Unpaid leave – includes FMLA leave or a Personal Leave of Absence. 2. Supplemented leave – includes Short Term Leave “STD”, Long Term Leave “LTD” or Workers Compensation. 3. Administrative leave as part of any Company investigation, discipline, or inquiry. 4. Hired after January 1 of the Plan year. 5. Movement to or from the Corporate Incentive Plan Type from another Incentive Plan Type (e.g., Sales Incentive, Performance Incentive, etc.) or from a position covered by a collective bargaining agreement within the Plan year. 6. A position change that results in a change in Job Level Target percent (%) during the Plan year.

Exhibit 10.7

In such situations as described above, the OPP award, if any, will be paid at the time that other OPP awards are scheduled to be paid in accordance with the Plan, unless otherwise specifically stated in this Plan. For employees on leave, OPP awards will be paid to the employee once they return to work, are active and no longer on leave.

EXAMPLE - OPP INCENTIVE AWARD CALCULATION *(For illustrative purposes only)*

Compensation Assumptions: January 1 – December 31:

- Base Salary = $100,000
- Target Bonus % = 25%
- Total Target Bonus = $25,000 (EBITDA = $6,250; FCF = $8,750 & SaaS Revenue = $10,000)
- Assumes no prorations

Company Performance Assumptions: January 1 – December 31:

- Company EBITDA achievement of $165.00 MM; 0% achievement.
- Company FCF achievement of $45.00 MM; 60% achievement.
- Company SaaS Revenue of $481.00 MM; 70% achievement.

The employee's OPP will therefore be as follows for each of the components:

Table 4:

	A	B	C	
OPP Component	**Bonus Target ($)**	**Metric Weighting**	**Metric Achievement**	**Award Payout (A*B*C)**
EBITDA	$25,000	25%	0%	$0
FCF	$25,000	35%	60%	$5,250
SaaS Revenue	$25,000	40%	70%	$7,000
			OPP Payout	**$12,250**

TIMING OF PAYMENTS

Assuming Plan requirements are satisfied, which include Compensation Committee review and approval, award payments will be targeted after the end of the Plan year; as soon as administratively possible following Committee approval to eligible employees actively working and on payroll at the time of payment.

CLAWBACK POLICY

All OPP awards shall be subject to the terms of the Thryv Holdings, Inc. Clawback Policy, effective November 29, 2023 (as may be amended from time to time, the "Clawback Policy").

Total Rewards 2025 Over Performance Plan Approved by Compensation Committee February 25, 2025

Exhibit 10.7 Total Rewards 2025 Over Performance Plan Approved by Compensation Committee February 25, 2025 DEFINITIONS BASE SALARY EARNINGS An eligible employee’s base salary earnings paid during the Plan year as of December 31 or prorated for each eligible position(s) within the Plan year. Base salary earnings for this purpose do not include benefits, bonuses, overtime, or other awards. BOARD The Company’s Board of Directors. COMPENSATION COMMITTEE The Compensation Committee of the Board of Directors of the Company. COMPANY Thryv Holdings, Inc. and Thryv, Inc. only. Financial metrics of EBITDA, FCF and SaaS Revenues are based on the consolidated company including international operations. EBITDA Total Company operating income, before interest, taxes, depreciation and amortization, each calculated in accordance with GAAP, adjusted to exclude the impact of stock compensation expense. FREE CASH FLOW (FCF) Operating cash generated by the company less outlays for capital expenditures. SAAS REVENUE SaaS revenue generated from the sale of Thryv Software, Thryv Leads and other associated add-ons or products. INDIVIDUAL TARGET OPPORTUNITY An eligible employee’s OPP target percentage based on Job Level(s) which mirror employee’s STIP target percentage. PLAN PARTICIPATION EFFECTIVE DATES The effective date for participants who become eligible for this Plan is on January 1 of the Plan year or after their eligibility date. The effective date for cessation of participation in this Plan for participants who move into a position not eligible for this Plan is the end of the pay period in which the move occurs. Non-sales employees at the Director level and above who are hired after January 1 of the Plan coverage period will have proration(s) applied based on hire date. PLAN YEAR OR COVERAGE PERIOD The Plan Year is the Company’s fiscal year, January 1, through December 31 of the Plan year.

Exhibit 10.7 Total Rewards 2025 Over Performance Plan Approved by Compensation Committee February 25, 2025 ADMINISTRATION Approval/Objectives Guidelines OPP Awards for Section 16 Officers are at the sole discretion of the Compensation Committee and the Board of Directors, awards to non-Section 16 employees are at the sole discretion of Sr Management. Awards may or may not be granted based upon Company, functional unit, departmental, and/or individual performance in the Plan year. If it is determined that OPP awards will be granted, the Compensation Committee and the Board of Directors retains the sole discretion to set award levels and to adjust award levels and subsequent employee distributions. When OPP Awards are Earned OPP Awards are not earned, are not due, and shall not be paid, unless and until the following conditions are met: (1) the Approval/Objective Guidelines are met, (2) the Compensation Committee approves Corporate performance and payment (3) all Plan eligibility requirements described of the Plan are met, (4) employee is employed and actively working (or on Company Approved or job protected leave) on the payment date, and (5) the payout date occurs. OPP incentive awards, if any, will be via payroll. All legally required and applicable income and employment taxes and withholdings will be deducted from the gross incentive award paid to participants. Awards are not considered eligible compensation for the purposes of calculating 401(k) plan match and contributions, in addition to ESPP contributions or other employee benefits, such as life insurance calculation of medical contributions. Interpretation The Company shall have the full power and authority to interpret, construe, and administer this Plan, including the determination of the amount of each participant’s award amount. Disclaimer THIS PLAN IS NOT A CONTRACT OF EMPLOYMENT AND DOES NOT OTHERWISE ALTER YOUR AT-WILL EMPLOYMENT STATUS AND DOES NOT CREATE ANY CONTRACTUAL RIGHTS. Any payment under the Plan or this incentive award is discretionary and at the will of the Company. This Plan document and the award schedules set forth herein do not constitute an express or implied promise of continued employment for any period or at all and will not interfere in any way with a participant’s right to terminate or the Company’s right to terminate a participant’s employment at any time, with or without cause and with or without notice. The Company may terminate the Plan, or amend or modify the Plan in any respect, at any time, and without notice. This Plan may be superseded by federal, state, and local laws to the extent applicable.